EXHIBIT 99.1
MIMEDX Announces Second Quarter 2021
Operating and Financial Results

Second Quarter Net Sales Increase 27% to $68.2 million Versus Q2 2020

On Track to Deliver Topline Results for Late-Stage Musculoskeletal Pipeline in Late Summer

Company to Host Conference Call on August 4, 2021, at 8:30 AM ET

MARIETTA, Ga., August 3, 2021 -- MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”), an industry leader in utilizing amniotic tissue as a platform for regenerative medicine, today announced the filing of its second quarter 2021 Form 10-Q for the period ended June 30, 2021.

Timothy R. Wright, MIMEDX Chief Executive Officer, commented, “Our expanded commercial team is working aggressively toward the goal of achieving above-market growth for our Advanced Wound Care business, and executing on multiple initiatives that reinforce the differentiation of our products and convey the clinical and economic value of our brands. As the only data-driven amniotic tissue allograft to have complete national commercial coverage for the treatment of Diabetic Foot Ulcers, we continue to leverage our expansive reimbursement coverage and invest in medical education programs that are designed to raise awareness on the appropriate and timely use of our Advanced Wound Care products. It is imperative that we continue to grow this base business to support patients in need.”

Mr. Wright continued, “I applaud the team for their efforts to exercise strong leadership and exceptional customer service throughout the end of the period of Enforcement Discretion. Our proactive and continued dialogue with the U.S. Food and Drug Administration (FDA) enabled us to mitigate customer disruption, dispel misinformation, and partner with customers throughout the transition. Backed by years of clinical, tissue engineering, and manufacturing knowledge about the science of amniotic tissue, MIMEDX is well-positioned to advance into a more rigorously regulated biologics pathway, and we are making significant progress on the critical steps necessary for a complete and potentially successful Biologics License Application (BLA). We remain on track to share topline results for our Plantar Fasciitis and Knee Osteoarthritis programs by late summer and review these data with the FDA."

Second Quarter 2021 and Recent Operating Highlights:

•Announced a collaborative agreement with the Wake Forest Institute for Regenerative Medicine (WFIRM) to develop and advance scientific evidence in support of safe and effective clinical therapies
•Received regulatory approval to commercialize PURION® processed EPIFIX® in Japan
•Announced the publication of a peer-reviewed study in the Journal of Investigative Dermatology Innovations addressing the potential benefit of MIMEDX PURION® processed dehydrated Human Amnion/Chorion Membrane (dHACM) to combat complications stemming from excessive fibrosis, a pathological process central to a number of serious unmet medical needs
•Added to the Russell 2000® and Russell 3000® Indexes
•Notified by the FDA that the Company's Investigational New Drug (IND) for the use of AMNIOFIX® Injectable (mdHACM) in Surgical Incisions was accepted as filed

•Expanded sales force headcount by ten percent
•MIMEDX Board member Cato T. Laurencin, M.D., Ph.D. awarded the NAACP's highest honor for his contributions to emerging medical sciences that advance human healing

Key Second Quarter 2021 Financial Metrics

•Net sales of $68.2 million for second quarter 2021, compared to $53.6 million for the year prior
•Adjusted net sales1, which excludes impacts of the change in the Company’s methods for recognizing revenue, of $67.9 million for second quarter 2021, compared to $51.9 million for the prior year period
•Net loss of $1.8 million for second quarter 2021, compared to a net loss of $8.5 million for the prior year period
•Adjusted EBITDA2 of $2.8 million for second quarter 2021, compared to $10.2 million for the prior year period

	Three Months Ended June 30,		Six Months Ended June 30,
	(in thousands)		(in thousands)
	2021	2020	2021	2020
Net sales	$68,165	$53,647	$128,132	$115,383
Adjusted net sales[1]	67,852	51,941	127,521	109,182
Net loss	(1,779)	(8,466)	(10,161)	(13,287)
EBITDA[2]	1,108	(4,172)	(4,343)	(16,133)
Adjusted EBITDA[2]	2,837	10,241	7,570	13,355
Net loss per common share - basic	$(0.03)	$(0.08)	$(0.12)	$(0.12)
Net loss per common share - diluted	$(0.03)	$(0.08)	$(0.12)	$(0.12)

1.Adjusted Net Sales is a non-GAAP financial measure. See “Reconciliation of GAAP Net Sales to Adjusted Net Sales and Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA” for a reconciliation of Adjusted Net Sales to Net Sales, located in “Selected Unaudited Financial Information” of this release.
2.EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Reconciliation of GAAP Net Sales to Adjusted Net Sales and Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA” for a reconciliation of EBITDA and Adjusted EBITDA to Net loss, located in “Selected Unaudited Financial Information” of this release.

MIMEDX reported net sales for the three months ended June 30, 2021, of $68.2 million, a $14.6 million increase compared to the three months ended June 30, 2020, in which the Company reported revenue of $53.6 million. Net sales for the three months ended June 30, 2021, includes revenue recognized on the remaining contracts of $0.3 million, compared to $1.7 million for the three months ended June 30, 2020.

Adjusted net sales for the three months ended June 30, 2021, which excludes cash collected on the remaining contracts outstanding at the time of the change in the Company's revenue recognition methodology, were $67.9 million compared to $51.9 million for the three months ended June 30, 2020, an increase of 30.6%. The increase was primarily the result of an increase in sales volume over the prior year period, which was previously impacted by the COVID-19 pandemic. Sales from EPICORD® Expandable, which the Company launched in the second half of 2020, growth in the flagship EPIFIX®

sheet portfolio, and sales of Section 351 products prior to the end of Enforcement Discretion contributed to the year-over-year increase in net sales.

MIMEDX has two primary classes of products: (1) Advanced Wound Care, or Section 361, products, consisting of its sheet allograft products, and (2) Section 351 products, consisting of the Company’s micronized and particulate products. Advanced Wound Care is further disaggregated between the Company’s Tissue/Other and Cord products. A summary of the Company's revenue, including revenue derived from its Section 351 products, is included in the table below (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Advanced Wound Care
Tissue/Other	$53,408	$42,528	$99,977	$87,134
Cord	5,886	3,263	10,846	7,160
Total Advanced Wound Care	59,294	45,791	110,823	94,294
Section 351	8,558	6,150	16,698	14,888
Other[1]	313	1,706	611	6,201
Total	$68,165	$53,647	$128,132	$115,383

1.“Other” represents cash collections on the Remaining Contracts. Remaining Contracts are those contracts for which performance obligations have been satisfied as of September 30, 2019, but for which the criteria required for revenue recognition had not been met and would not be met until the ultimate collection of cash. For all practicable purposes, the Company is not able to allocate these revenues to different product groups.

Gross profit margin for the three months ended June 30, 2021, was 81.3% compared to 84.7% for the three months ended June 30, 2020. The decrease in gross profit margin was primarily due to reserves recorded during the three months ended June 30, 2021, specifically related to Section 351 products, resulting from the end of the FDA's Enforcement Discretion period. Additionally, negative production variances from lower than planned production volumes affected gross profit margin.

Selling, general and administrative expenses for the three months ended June 30, 2021, increased $16.3 million, or 43.6%, to $53.6 million, compared to $37.3 million for the three months ended June 30, 2020. The increase in selling, general and administrative expenses during the current period reflects the restoration of full-salary levels and merit increases that were previously restricted during the prior period, along with significantly reduced travel costs in the midst of the COVID-19 pandemic. The Company also saw consulting and advisory expenses rise year-over-year, including $3.8 million related to the proxy contest during the second quarter 2021. Furthermore, the increase in selling, general and administrative expense was driven by year-over-year increases in commission expenses resulting from the increases in sales volume.

Research and development expenses were $4.1 million for the three months ended June 30, 2021, compared to $2.3 million for the three months ended June 30, 2020. The increase reflects higher consulting fees, increases in personnel costs, and additional head-count to support the Company's clinical research efforts. In addition, the Company, as planned, increased its investments in preclinical studies, supportive of current and potential clinical study indications. MIMEDX expects these costs to increase over time as the Company commences new clinical trials and continues working toward the filing of BLAs. The amount and timing of these expenses are partially dependent on whether interim results from MIMEDX's ongoing IND clinical trials merit further investment.

Investigation, restatement and related expenses for the three months ended June 30, 2021, was a benefit of $2.1 million compared to an expense of $11.4 million for the three months ended June 30, 2020. The benefit incurred during the three months ended June 30, 2021, reflects funds received from certain director and officer insurance policies, as well as negotiated reductions in previously recognized legal expenses advanced on behalf of certain former members of management. While MIMEDX expects to continue to incur some litigation costs moving forward, the Company anticipates continued reduction in investigation, restatement and related expenses, other than costs related to resolution of the securities class action matter, the amount and timing of which are highly uncertain. For additional details, see Note 12, “Commitments and Contingencies,” in the Unaudited Condensed Consolidated Financial Statements on Form 10-Q.

Net loss for the three months ended June 30, 2021, was $1.8 million compared to a net loss of $8.5 million for the three months ended June 30, 2020.

Adjusted EBITDA for the three months ended June 30, 2021, was $2.8 million, or 4.2% of adjusted net sales, compared to $10.2 million, or 19.7% of adjusted net sales, for the three months ended June 30, 2020.

As of June 30, 2021, the Company had $85.0 million of cash and cash equivalents, compared to $95.8 million as of December 31, 2020.

Enforcement Discretion

In November 2017, the FDA developed the regenerative medicine policy framework to support innovations in regenerative medicine therapies, including human cells, tissues, and cellular and tissue-based products (HCT/Ps). As a result of the COVID-19 public health emergency, the FDA extended the Enforcement Discretion policy for certain HCT/Ps that do not raise reported safety concerns or potential significant safety concerns, from November 2020 to May 31, 2021. On April 21, 2021, the FDA reaffirmed that the period of Enforcement Discretion would not be extended and would therefore end on May 31, 2021.

Outlook for 2021

The Company expects that adjusted net sales for 2021 will be consistent with the prior year. This reflects the end of the period of Enforcement Discretion on May 31, 2021, and is in line with the expected impact previously disclosed in the Company’s 2021 Outlook, within the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Conference Call and Webcast

MIMEDX will host a conference call and webcast to review its second quarter 2021 results on Wednesday, August 4, 2021, beginning at 8:30 am, Eastern Time. The call can be accessed using the following information:

Webcast: https://edge.media-server.com/mmc/p/2gfy7rx3

U.S. Investors: 877-359-9508
International Investors: 224-357-2393
Conference ID: 8777681

A replay of the webcast will be available for approximately thirty days on the Company’s website at www.mimedx.com following the conclusion of the event.

Important Cautionary Statement

This press release includes forward-looking statements. Statements regarding: (i) future sales or sales growth; (ii) the status, timing, and expected results of the Company’s clinical trials and planned regulatory submissions, and our expectations regarding our ability to potentially accelerate the timing of any trial or regulatory submission and eventual BLA approvals; (iii) the timing of our disclosure of clinical trial results; (iv) the results of future scientific studies; (v) expectations regarding our ability to sell EPIFIX in other countries, (vi) the effectiveness of amniotic tissue as a therapy for any particular indication or condition, and (vii) future increases in research and development spending. Additional forward-looking statements may be identified by words such as "believe," "expect," "may," "plan," “goal,” “outlook,” "potential," "will," "preliminary," and similar expressions, and are based on management's current beliefs and expectations.

Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) future sales are uncertain and are affected by competition, access to customers, patient access to healthcare providers, and many other factors; (ii) the status, timing, and expected results of the Company’s clinical trials and planned regulatory submissions, and our expectations regarding our ability to potentially accelerate the timing of any trial or regulatory submission, depend on a number of factors including favorable trial results, patient access, and our ability to manufacture in accordance with CGMP and appropriate chemistry and manufacturing controls; (iii) the Company may change its plans due to unforeseen circumstances, or delays in analyzing and auditing results, and may delay or alter the timeline for future trials, analyses, or public announcements; (iv) the results of scientific research are uncertain and may have little or no value; (v) our ability to sell our products in other countries depends on a number of factors including adequate levels of reimbursement, market acceptance of novel therapies, and our ability to build and manage a direct sales force or third party distribution relationship; (vi) the effectiveness of amniotic tissue as a therapy for particular indications or conditions is the subject of further scientific and clinical studies; and (vii) we may alter the timing and amount of planned expenditures for research and development based on the results of clinical trials and other regulatory developments. The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

About MIMEDX

MIMEDX is an industry leader in utilizing amniotic tissue as a platform for regenerative medicine, developing and distributing placental tissue allografts with patent-protected, proprietary processes for multiple sectors of healthcare. As a pioneer in placental biologics, we have both a base business, focused on addressing the needs of patients with acute and chronic non-healing wounds, and a promising late-

stage pipeline targeted at decreasing pain and improving function for patients with degenerative musculoskeletal conditions. We derive our products from human placental tissues and process these tissues using our proprietary methods, including the PURION® process. We employ Current Good Tissue Practices, Current Good Manufacturing Practices, and terminal sterilization to produce our allografts. MIMEDX has supplied over two million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Contacts:

Investors:
Jack Howarth
Investor Relations
404.360.5681
jhowarth@mimedx.com

Media:
Hilary Dixon
Corporate & Strategic Communications
770.651.9307
hdixon@mimedx.com

Selected Unaudited Financial Information

MiMedx Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands) Unaudited
	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$85,007	$95,812
Accounts receivable, net	37,243	35,423
Inventory	10,137	10,361
Prepaid expenses	3,350	5,605
Income tax receivable	10,138	10,045
Other current assets	1,816	3,371
Total current assets	147,691	160,617
Property and equipment, net	10,273	11,437
Right of use asset	3,144	3,623
Goodwill	19,976	19,976
Intangible assets, net	5,750	6,004
Other assets	313	375
Total assets	$187,147	$202,032

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$10,563	$8,765
Accrued compensation	21,257	18,467
Accrued expenses	17,073	30,460
Other current liabilities	1,678	1,470
Total current liabilities	50,571	59,162
Long term debt, net	47,905	47,697
Other liabilities	3,314	3,755
Total liabilities	101,790	110,614
Convertible preferred stock	92,494	91,568
Total stockholders' deficit	(7,137)	(150)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$187,147	$202,032

MiMedx Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands) Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$68,165	$53,647	$128,132	$115,383
Cost of sales	12,760	8,198	22,401	18,223
Gross profit	55,405	45,449	105,731	97,160

Operating expenses:
Selling, general and administrative	53,599	37,329	99,003	84,270
Investigation, restatement and related	(2,062)	11,446	5,134	27,038
Research and development	4,063	2,259	8,402	4,910
Amortization of intangible assets	215	271	454	542
Operating loss	(410)	(5,856)	(7,262)	(19,600)

Interest expense, net	(1,371)	(2,574)	(2,844)	(4,961)
Other expense, net	(3)	(9)	(2)	(3)
Loss before income tax provision	(1,784)	(8,439)	(10,108)	(24,564)
Income tax provision benefit (expense)	5	(27)	(53)	11,277
Net loss	$(1,779)	$(8,466)	$(10,161)	$(13,287)

Net loss available to common stockholders	$(3,276)	$(8,466)	$(13,126)	$(13,287)

Net loss per common share - basic	$(0.03)	$(0.08)	$(0.12)	$(0.12)
Net loss per common share - diluted	$(0.03)	$(0.08)	$(0.12)	$(0.12)

Weighted average common shares outstanding - basic	110,276,636	108,119,461	109,841,428	108,081,625
Weighted average common shares outstanding - diluted	110,276,636	108,119,461	109,841,428	108,081,625

MiMedx Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands) Unaudited
	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(10,161)	$(13,287)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Share-based compensation	7,304	7,783
Depreciation	2,467	2,928
Amortization of intangible assets	454	542
Amortization of deferred financing costs	833	1,441
Non-cash lease expenses	480	486
Accretion of asset retirement obligation	37	—
Loss on fixed asset disposal	236	1
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(1,820)	2,230
Inventory	224	(1,460)
Prepaid expenses	2,254	3,819
Income taxes	(93)	(10,682)
Other assets	1,387	821
Accounts payable	2,794	3,236
Accrued compensation	2,790	(518)
Accrued expenses	(13,752)	(12,109)
Other liabilities	(514)	(609)
Net cash flows used in operating activities	(5,080)	(15,378)

Cash flows from investing activities:
Purchases of equipment	(2,346)	(1,421)
Principal payments from note receivable	45	—
Patent application costs	(200)	(151)
Net cash flows used in investing activities	(2,501)	(1,572)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,359	298
Stock repurchased for tax withholdings on vesting of restricted stock	(4,563)	(2,330)
Principal payments on finance lease	(20)	—
Deferred financing cost	—	(23)
Repayment of term loans	—	(11,875)
Proceeds from term loans	—	10,000
Net cash flows used in financing activities	(3,224)	(3,930)
Net change in cash	(10,805)	(20,880)
Cash and cash equivalents, beginning of period	95,812	69,069
Cash and cash equivalents, end of period	$85,007	$48,189

Reconciliation of GAAP Net Sales to Adjusted Net Sales and Reconciliation of GAAP Net Income to EBITDA and adjusted EBITDA

In addition to our GAAP results, we provide certain non-GAAP metrics including Adjusted Net Sales, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements. Company management uses these Non-GAAP measurements as aids in monitoring our ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies. Adjusted Net Sales is intended to allow one to understand the trend, if any, in sales and to facilitate comparison of sales amounts in periods that used different revenue recognition methods. EBITDA is intended to provide a measure of the Company’s operating performance as it eliminates the effects of financing and capital expenditures. EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, and (iv) income tax provision. Adjusted EBITDA is intended to provide a normalized view of EBITDA and our broader business operations that we expect to experience on an ongoing basis by removing certain non-cash items and items that may be irregular, one-time, or non-recurring from EBITDA; most significantly those expenses related to the Audit Committee Investigation and Restatement. This also includes share-based compensation, which is predominantly settled in shares. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, (iv) income tax provision, (v) (benefits) costs incurred in connection with the Audit Committee Investigation and Restatement, (vi) the effect of the Company’s change in revenue recognition on net loss, and (vii) share-based compensation.

A reconciliation of GAAP net sales to Adjusted Net Sales appears in the table below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$68,165	$53,647	$128,132	$115,383
Effect of change in revenue recognition	(313)	(1,706)	(611)	(6,201)
Adjusted net sales	$67,852	$51,941	$127,521	$109,182

A reconciliation of GAAP net loss to EBITDA and Adjusted EBITDA appears in the table below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(1,779)	$(8,466)	$(10,161)	$(13,287)
Net margin	(2.6)%	(15.8)%	(7.9)%	(11.5)%
Non-GAAP Adjustments:
Depreciation expense	1,306	1,422	2,467	2,928
Amortization of intangible assets	215	271	454	542
Interest expense, net	1,371	2,574	2,844	4,961
Income tax provision (benefit) expense, net	(5)	27	53	(11,277)
EBITDA	1,108	(4,172)	(4,343)	(16,133)
EBITDA margin	1.6%	(7.8)%	(3.4)%	(14.0)%
Additional Non-GAAP Adjustments
(Benefits) costs incurred in connection with Audit Committee Investigation and Restatement	(2,062)	11,446	5,134	27,038
Effect of change in revenue recognition	(269)	(1,467)	(525)	(5,333)
Share-based compensation	4,060	4,434	7,304	7,783
Adjusted EBITDA	$2,837	$10,241	$7,570	$13,355
Adjusted EBITDA margin	4.2%	19.1%	5.9%	11.6%
Adjusted EBITDA, % of Adjusted Net Sales	4.2%	19.7%	5.9%	12.2%